Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of  March 28, 2013 by and between Central Valley Community Bank (the “Bank”), and Thomas J. Beene (“Executive”).

A.                                    Executive is currently the president of Visalia Community Bank.

B.                                    Central Valley Community Bancorp, (“CVCB”), the Bank and Visalia Community Bank have entered into that certain Agreement and Plan of Reorganization and Merger dated as of December 19, 2012 (“Merger Agreement”), pursuant to which Visalia Community Bank is to merge with and into the Bank (the “Merger”), subject to certain conditions, including, without limitation, the receipt of all necessary regulatory approvals.

C.                                    In anticipation of the Merger, the Bank and Executive have entered into that certain Confidentiality and Nonsoliciation Agreement dated as of December 19, 2012 (“Confidentiality Agreement”).

D.                                    The Bank believes that Executive’s continued involvement is important to the smooth transition of the Visalia Community Bank franchise into the Bank following the Merger and desires to employ Executive as Regional Executive of the Bank for the Employment Period (as defined below).

E.                                     Executive desires to be employed by the Bank following the Merger under the terms of this Agreement.

NOW, THEREFORE, on the basis of the foregoing facts and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.                                      Term                   Subject to the provisions below, the Bank agrees to employ Executive, and Executive agrees to be employed by the Bank, subject to the terms and conditions of this Agreement, commencing on the date upon which the Merger is consummated (“Commencement Date”) and ending on December 15, 2013, or such earlier date upon which Executive’s employment is terminated.  The term for which Executive is employed hereunder is hereinafter referred to as the “Employment Period.”  The Employment Period shall end on the last day of Executive’s employment with the Bank whether such termination occurs as a result of a termination with or without Cause (as hereinafter defined) or otherwise.

2.                                      Duties and Authority

(a)                                 Commitment.  During the Employment Period, Executive shall devote all his productive time, ability and attention to the business and affairs of the Bank; provided, however,  that following an initial transition period of 60-90 days following the Merger, the hours of Executive may be reduced to a mutually acceptable level.  Executive shall not directly render service of a business, commercial or professional nature to any other person or organization without the consent of the Board of Directors of the Bank (the “Board of Directors”); provided, however, that nothing contained herein shall prohibit Executive, or require the Board of Directors to approve or consent to Executive serving a charitable or nonprofit organization as long as such position does not negatively impact Executive’s ability to perform his duties under this Agreement in any material respect.

(b)  Authority.  During the Employment Period, Executive shall report to the President and Chief Executive Officer of the Bank and shall possess the authority delegated to him by the President and Chief Executive Officer of the Bank.

3.                                      Bank’s Authority.  Executive agrees to observe and comply with the Bank’s rules and regulations as adopted by the Board of Directors regarding performance of his duties and to carry out and to perform orders, directions and policies stated by the Board of Directors to him periodically, either orally or in writing.

4.                                      Compensation.

(a)                                 Base Salary.  The Bank agrees to pay to Executive during the Employment Period a base salary as set forth in this Section 4(a) payable on the Bank’s normal payroll dates and in accordance with its normal payroll practices.  Executive’s base salary shall be One Hundred and Ninety Thousand Dollars ($190,000) per annum, beginning on the Commencement Date, prorated for any partial payroll periods.  Executive’s base salary is based on his full time employment.  Should Executive work fewer than 35 hours in any one week period, his compensation would be proportionately reduced.

(b)                                 Stay Bonus.  In recognition of the importance of Executive to the successful transition of the Visalia Community Bank franchise into the Bank following the Merger, the Bank shall also pay Executive a special incentive bonus of One Hundred and Ninety Thousand Dollars ($190,000) (“Stay Bonus”), upon satisfaction of the following terms and conditions:

(i)                                     Executive shall have continued his employment with the Bank through December 15, 2013, unless terminated sooner by the Bank without Cause;

(ii)                                  The Executive shall not have been terminated by the Bank for Cause;

(iii)                               The Federal Deposit Insurance Corporation (“FDIC”) shall have affirmatively advised the Bank in writing that the payment of the Stay Bonus would not be a violation of the prohibitions under 12 CFR 359 (“Part 359 Regulations”);

(iv)                              No federal or state regulator shall have asserted that the payment of the Stay Bonus would violate any federal or state law, rule or regulation, including, without limitation, the Part 359 Regulations; and

(v)                                 Executive shall have delivered to the Bank, within thirty (30) days of the Employment Period, a Severance and Release Agreement, in the form attached as Schedule A (“Severance and Release Agreement”), signed by Executive.

Upon satisfaction of all of the foregoing terms and conditions, the Bank shall pay the Stay Bonus within thirty (30) days following the Executive’s delivery of the signed Severance and Release Agreement to the Bank.  Executive acknowledges and agrees that the payment of the Stay Bonus shall be in lieu of all damages, payments and liabilities on account of the termination of his employment with the Bank and shall be subject to Executive’s execution and delivery of the Severance and Release Agreement.

(c)                                  Employee Benefits.  Executive acknowledges and agrees that:

(i)                                     Executive shall not be eligible to participate in the Bank’s 401(k) Profit Sharing Plan or any other pension, profit-sharing or other similar Executive benefit plan provided  by the Bank to its employees other than Executive; and

(ii)                                  Executive shall be eligible to participate in the Bank’s health insurance plan and other welfare benefits provided to Bank employees, subject to the eligibility requirements and other terms and conditions of such plans, programs or arrangements, as they may be modified by the Bank from time to time.

(d)                                 Withholding.                           All compensation (including the Stay Bonus) shall be subject to all required federal, state and local income and employment taxes and shall be withheld consistent with the Bank’s regular payroll practices.

5.                                      Termination of Certain VCB Agreements.

(a)                                 Termination of Prior Employment Agreement and 2011 Salary Continuation Agreement.  Upon the Commencement Date, (i) that certain Employment Agreement by and between Visalia Community Bank and Executive, dated by Visalia Community Bank on January 5, 2011 and by Executive on February 7, 2011 (“VCB Employment Agreement”) shall be automatically terminated (with no further action by the Bank or Executive) for all intents and purposes and (ii) that certain Salary Continuation Agreement by and between Visalia Community Bank and Executive dated February 7, 2011 and the related Amended and Restated Visalia Community Bank Salary Continuation Agreement dated March 24, 2011  (collectively, the “2011 Salary Continuation Agreement”) shall be automatically terminated (with no further action by the Bank or Executive) for all intents and purposes unless, with respect to the 2011 Salary Continuation Agreement, the FDIC shall have approved the making of payments thereunder on or before the sixtieth (60th) day following the consummation of the Merger; provided, however, that the Bank shall have no responsibility whatsoever to seek such permission from the FDIC.

(b)                                 Release.  In connection with the termination of the VCB Employment Agreement and, if applicable, the 2011 Salary Continuation Agreement, Executive hereby irrevocably releases Bank, its officers, directors, employees, agents, affiliates, successors, and assigns from any and all causes of action, legal or administrative proceedings, claims, demands, indemnities, actual damages, punitive damages, losses, costs, liabilities, interest, attorneys’ fees and expenses of whatever kind and nature, in law or in equity, known or unknown, arising from, relating to, or in any way connected with the VCB Employment Agreement and/or the 2011 Salary Continuation Agreement, unless, in the case of the 2011 Salary Continuation Agreement, the FDIC shall have approved the making of payments thereunder on or before the sixtieth (60th) day following the consummation of the Merger.  Executive acknowledges that this release applies to all known or unknown, foreseen or unforeseen, claims arising under or in connection with the VCB Employment Agreement and the 2011 Salary Continuation Agreement from and after the date hereof, and expressly waives any benefit Customer may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6.                                      Termination of Employment.

(a)                                 At Will Employment.  Executive acknowledges and agrees that his employment with the Bank is at will and that the Bank may terminate Executive’s employment hereunder with or without Cause, provided, however, that any termination by the Bank without Cause prior to December 15, 2013 shall entitle Executive to the Stay Bonus described in subsection 4(b) above (provided that all other terms and conditions set forth in subsection 4(b) have been satisfied).  Upon termination of the Executive’s employment with the Bank, no further salary shall be payable.

(b)                                 Cause.  For purposes of this Agreement, “Cause” shall mean the determination by the Board of Directors, acting in good faith and by the vote of two-thirds of its members, that Executive has (i) willfully failed to perform or habitually neglected the duties which he is required to perform hereunder; or (ii) willfully failed to follow any policy of the Bank which materially adversely affects the condition of the Bank; or (iii) engaged in any activity in contravention of any Bank policy, statute, regulation or governmental policy which materially adversely affects the Bank’s condition, or its reputation in the community, or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties; or (iv) willfully refused to follow any instruction from the Board of Directors unless Executive reasonably establishes that compliance with such instruction would cause the Bank or Executive to violate any statute, regulation or governmental or Bank policy; or (v) been convicted of or pleaded guilty or nolo contendere  to any felony.

(c)                                  Except as otherwise stated in this Agreement, upon termination of Executive’s employment with the Bank for any reason, Executive shall be entitled only to receive (i) payment of compensation at his then existing rate through the effective date of his termination, (ii) payment of any accrued and unused vacation time through the effective date of his resignation and (iii) any other compensation to which he is entitled under the law.

7.                                      Entire Agreement and Modification

This Agreement and the Confidentiality Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all other agreements between them concerning such subject matter, and may be modified only by written instrument duly executed by each party.

8.                                      Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or delivered against receipt to the party at the address set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8).  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

9.                                      Dispute Resolution Procedures

Any controversy or claim arising out of this Agreement or the breach thereof, or the interpretation thereof, shall be settled by binding arbitration in Fresno County, California, in accordance with the Rules of the American Arbitration Association; and judgment upon the award rendered in such arbitration shall be final and may be entered in any court having jurisdiction thereof.  Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.  All rights, causes of action, remedies and defenses available under California law and equity are available to the parties hereto and shall be applicable as though in a court of law.  In the event that either party seeks injunctive relief, consistent with this arbitration clause, such relief shall be sought pursuant to California Code of Civil Procedure Sections 1281.8 and 527, or any successor statutes.  The parties shall share equally all costs of any such arbitration.

10.                               Miscellaneous.

(a)                                 Applicable Law.  This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by applicable state or federal law.  Executive acknowledges that the Bank is subject to various state and federal laws, rules and regulations that could impact the Bank’s ability to perform its obligations under this Agreement.  Notwithstanding anything in this Agreement or elsewhere to the contrary, under no circumstances shall the Bank be required to make any payments to Executive (including, without limitation, the Stay Bonus) or take any other actions under this Agreement if such payments or actions would result in any violation of applicable law, rule, regulation or regulatory directive, including, without limitation, the prohibitions under Part 359, or if the FDIC, the California Department of Financial Institutions or any other state or federal regulator makes a determination that such payments or actions would result in one or more violations or issues a letter or order prohibiting such payments or actions.

(b)                                 Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as to be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(c)                                  Assignment.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment, merger or acquisition or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Executive’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Bank and its successors and assigns.

(d)                                 Headings.  The headings in this Agreement are solely for the convenience of reference and shall be given no effect on the construction or interpretation of this Agreement.

(e)                                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws, except where federal law governs.

(g)                                  Enforceability.  If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the interest of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purpose of the void unenforceable provision.

(h)                                 Bank Counsel.  This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties.  Executive acknowledges that the law firm of Downey Brand LLP represents Bank, not Executive.  Executive has had the opportunity to obtain independent legal counsel in connection with this Agreement, and Executive acknowledges that Executive has either obtained such counsel or has voluntarily declined the services of such counsel.  Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

11.                               WAIVER OF TRIAL.  EXECUTIVE AND BANK AGREE THAT BY ENTERING INTO THIS AGREEMENT, EXECUTIVE AND BANK KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO A TRIAL BY JUDGE OR JURY.

IN WITNESS WHEREOF, the Bank has caused this Agreement  to be signed by its duly authorized officer and Executive has executed this Agreement to be effective as of the day and year written above.

Bank:		Central Valley Community Bank,
a California banking corporation

	By:	/s/ Daniel J. Doyle
Daniel J. Doyle, President and CEO

Address:
7100 N. Financial Drive, Suite 101
Fresno, California 93720

Executive:		/s/ Thomas J. Beene
THOMAS J. BEENE

Address:
120 N. Floral Street
Visalia, CA 93291

EXHIBIT A

Severance and Release Agreement